AGENCY AGREEMENT (PUBLIC OFFERING)
E-124
March 26, 2004

ViRexx Medical Corp.
Suite 1500
Manulife Place
10180-101 Street
Edmonton, Alberta T5J 4K1

Attention:	Dr. Antoine A. Noujaim,
Chairman, President and Chief Executive Officer

Dear Sir:

The undersigned, Canaccord Capital Corporation (the “Agent”), understands that ViRexx Medical Corp. (the “Corporation”) proposes, subject to the terms hereof, to offer for sale to the public ten million (10,000,000) units (the “Offered Units”), for a total consideration of eight million dollars ($8,000,000) at a price of eighty cents ($0.80) per Unit, in the Provinces of Alberta, British Columbia and Ontario (the “Offering”). Each Unit is comprised of one Common Share and one half of one Series B common share purchase warrant (the “Series B Warrants”). Each Series B Warrant entitles its holder to purchase one common share for a price of one dollar ($1.00) at any time for a period of eighteen (18) months from the First Time of Delivery

The Corporation has requested the Agent to act as sole and exclusive agent of the Corporation to solicit offers to purchase the Units and the Agent have agreed to act in such capacity on the terms and conditions stated herein. As compensation for its engagement hereunder, the Agent shall receive the Agent’s Fee, the Agent’s Warrants as well as the Corporate Finance Fee Shares.

The Agent also understands that the Corporation, subject to the terms and conditions hereof, will issue and sell to the Agent, at the election of the Agent, additional Units (the “Optional Units”) representing up to ten percent (10%) of the Units issued pursuant to the Offering, to cover over-allotments, if any (the “Over-Allotment Option”). The Offered Units and the Optional Units that the Agent may elect to purchase are herein sometimes collectively referred to as the “Units”.

1.	DEFINITIONS

Where used in this Agreement and unless defined elsewhere, including in these definitions, the following terms shall have the following meanings:

1.1
“this Agreement”, “hereto”, “herein”, “hereby”, “hereunder”, “hereof’ and similar expressions refer to the agreement of the parties set forth herein and not to any particular section or other portion of this Agreement;

1.2	“Agent’s Expenses” has the meaning ascribed thereto in Article 7;

1.3	“Agent’s Fee” means the fee to be paid to the Agent under this Agreement equal to 7.75% of the gross proceeds of the Offering of Units (or to $0.062 per Unit);

1.4
“Agent’s Warrants” means that number of common share purchase warrants of the Corporation equal to ten percent (10%) of the Units issued pursuant to the terms hereof, exercisable for a period of twelve (12) months following the issuance thereof, each warrant entitling the Agent to acquire one Common Share at a price of eighty cents ($0.80) per share, subject to adjustment as provided therein;

1.5	“Agent’s Shares” means the Common Shares issuable on exercise of the Agent’s Warrants;

1.6
“Broker Warrants” means the five hundred thousand (500,000) non-transferable Common Share purchase warrants issued to the Agent in consideration of services rendered in connection with the special warrant private placement closed in escrow as of December 23, 2003 and closed definitively on January 2, 2004. Each Broker Warrant entitles the Agent to acquire one Common Share at a price of eighty cents ($0.80) per share;

1.7	“Business Day” means a day other than a Saturday, Sunday or statutory holiday in the Province of Alberta;

1.8	“Capital West Documents” has the meaning ascribed thereto in Schedule “C”;

1.9	“Corporate Finance Fee Shares” has the meaning ascribed thereto in Section 3.6;

1.10	“Common Shares” means common shares in the capital of the Corporation;

1.11	“distribution” means distribution or distribution to the public, as the case may be, for the purposes of the applicable Securities Laws or any of them;

1.12	“Documents” means this Agreement. the Warrant Indenture and the Certificate for the Agent’s Warrants;

1.13	“Exchange” means the TSX Venture Exchange;

1.14	“First Time of Delivery” has the meaning attributed thereto in Section 5.1;

1.15	”Indemnified Party” has the meaning attributed thereto in Section 9.1;

1.16
“Intellectual Property” means intellectual property of whatever nature and kind including all domestic and foreign trade-marks, business names, trade names, domain names, patents, trade secrets, software, industrial designs and copyrights, whether registered or unregistered, and all applications for registration thereof, and inventions, formulae, recipes, product formulations, processes and processing methods, technology and techniques, know-how and manuals;

1.17	“licenses” has the meaning attributed thereto in Section 2.7;

1.18	“material change” has the meaning attributed thereto under the applicable Securities Laws of the Qualifying Jurisdictions;

1.19	“material fact” has the meaning attributed thereto under the applicable Securities Laws of the Qualifying Jurisdictions;

1.20	“misrepresentation” has the meaning attributed thereto under the applicable Securities Laws of the Qualifying Jurisdictions;

1.21	“Offering Documents” means the Prospectuses and any Prospectus Amendment;

1.22	“Predecessors” means Norac Industries Inc., Norac Acquisitions Inc. and ViRexx Research Inc.;

1.23
“Preliminary Prospectus” means the preliminary prospectus of the Corporation dated February 11, 2004 qualifying the distribution of the Units and the Underlying Securities, as amended or supplemented from time to time;

1.24	“Prospectus“ means the final prospectus of the Corporation qualifying the distribution of the Units and the Underlying Securities, as amended or supplemented from time to time;

1.25	“Prospectuses” means the Preliminary Prospectus and the Prospectus;

1.26	“Prospectus Amendment” means an amendment to the Preliminary Prospectus or the Prospectus;

1.27	“Qualifying Jurisdictions” means the Provinces of Alberta, British Columbia and Ontario;

1.28	“Securities Commissions” means the securities commissions or similar securities regulatory authorities in the Qualifying Jurisdictions;

1.29
“Securities Laws“means the applicable securities laws of the Qualifying Jurisdictions or the Qualifying Jurisdictions, as applicable, and the respective regulations and rules made thereunder together with all applicable policy statements, notices, interpretation notes and blanket orders and rulings of the applicable Securities Commissions;

1.30
“Series B Warrants” means common share purchase warrants of the Corporation exercisable for a period of eighteen (18) months following the First Time of Delivery, each warrant entitling the holder thereof to acquire one Common Share at a price of one dollar ($1.00) per share, subject to adjustment as provided in the Warrant Indenture; and

1.31	“Series B Warrant Shares” means the Common Shares acquired on exercise of the Warrants.

1.32	“Subsequent Time of Delivery” has the meaning ascribed thereto in Section 5.1;

1.33
“Supplementary Material” means, collectively, any Prospectus Amendment and any other material, information, evidence, return, report, application, statement or document that may be filed by or on behalf of the Corporation under the Securities Laws of the Qualifying Jurisdictions;

1.34	‘Time of Delivery” has the meaning ascribed thereto in Section 5.1;

1.35	‘Transfer Agent” means Olympia Trust Company;

1.36	‘Trustee” means Olympia Trust Company;

1.37
“Underlying Securities” means the Common Shares and Series B Warrants forming part of the Units, the Series B Warrant Shares, the Agent’s Warrants, the Agent’s Shares and the Corporate Finance Fee Shares;

1.38	“Unit” means a unit consisting of one Common Share and one Warrant;

1.39	“U.S. Agent” has the meaning attributed thereto in Section 4.2;

1.40	“Warrant Agent” means Olympia Trust Company; and

1.41	“Warrant Indenture” means the warrant indenture to be dated on or before the First Time of Delivery between the Corporation and the Warrant Agent providing for the issuance of the Series B Warrants;

2.	REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

The Corporation hereby represents and warrants to the Agent, and hereby acknowledges that the Agent is relying on such representations and warranties in entering into this Agreement, that:

2.1
The Preliminary Prospectus has been filed with the appropriate securities commission or similar regulatory authority in the Qualifying Jurisdictions and the Prospectus dated March 26, 2004 (the “Prospectus”) will be filed with the appropriate securities commission or similar regulatory authority in each of the Qualifying Jurisdictions as hereinafter provided.

2.2
No order preventing or suspending the use of the Preliminary Prospectus has been issued by a securities commission or similar regulatory authority in any of the Qualifying Jurisdictions. The Preliminary Prospectus and the Prospectus, at the time of filing thereof, (i) conformed in all material respects to the requirements of the Securities Laws, (ii) did not contain a misrepresentation, (iii) constituted full, true and plain disclosure of all material facts relating to the Corporation and to the Underlying Securities, and (iv) did not omit to state a fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made. This representation and warranty shall not apply to any statement or information relating solely to the Agent.

2.3
The Prospectus, any amendment to the Prospectus and any other document required to be filed in order to qualify the Underlying Securities for distribution in the Qualifying Jurisdictions (collectively, the “Supplementary Material”) do and will, as of the applicable filing date, conform to the requirements of the Securities Laws in all material respects. The Prospectus and any Supplementary Material, do not, and, at the lime of filing thereof, will not, contain a misrepresentation, do and will constitute full, true and plain disclosure of all material facts relating to the Corporation and to the Units, and do not, and, will not, omit to state a fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made. This representation and warranty shall not apply to any statement or information relating solely to the Agent.

2.4
The Corporation has not sustained, since December 31,2002, being the date of the latest audited financial statements of ViRexx Research Inc., a predecessor of the Corporation, included in the Prospectus, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labour dispute or court or governmental action, order or decree. Since the dates as of which information is given in the Prospectus, the Corporation has carried on its business in the ordinary course, there has not been any change in the share capital of the Corporation other than as described in the Prospectus under the heading “Prior Sales of Shares”.

2.5
The Corporation has not incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) or entered into any transactions not in the ordinary course of business that are material to the Corporation; there has not been any material adverse change, or any development involving a prospective material adverse change including prospective material adverse changes or, to the best of the Corporation’s knowledge, threatened claims or contingent liabilities), in or affecting the general affairs, management, financial position, shareholders’ equity or results of operations of the Corporation, otherwise than as set forth or contemplated in the Prospectus; and the Corporation is not aware of any legislation, regulations or probable legislative or regulatory changes which would materially adversely affect the business, prospects or operations of the Corporation or the financial position, shareholders’ equity or results of operations of the Corporation.

2.6
The Corporation is a corporation duly amalgamated, organized and validly existing under the laws of Alberta, is duly qualified to carry on its business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property and assets requires such qualification, and has all requisite corporate power and authority to carry on its business, to own, lease and operate its property and assets and to execute, deliver and perform its obligations under this Agreement and the other Documents;

2.7
Each of the Corporation and, to the knowledge of the Corporation, its Predecessors has conducted and is conducting its business in compliance in all material respects with all applicable laws, rules and regulations of each jurisdiction in which its business is carried on and holds all necessary licenses, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory or otherwise) (the “Licenses”) to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated, and the Licenses are validly existing and in good standing and none of the Licenses contains any term, provision, condition or limitation which has or may have a materially adverse effect on the operation of the business of the Corporation as proposed to be carried on;

2.8
No person, firm or corporation has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase, acquisition, subscription for or issuance of any of the unissued shares or other securities of the Corporation, except as disclosed in the Prospectus;

2.9	The Corporation has no ownership interest in any other corporation or entity other than in ViRexx, Inc., a wholly-owned subsidiary incorporated under the laws of the State of Delaware;

2.10
The Corporation has good and marketable title to its assets, free and clear of any mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever, except as disclosed in the Prospectus or such as have arisen in the ordinary course of business; and no person, firm or corporation has any agreement, option, right or privilege (whether preemptive, contractual or otherwise) capable of becoming an agreement for the purchase or acquisition of any such assets except as disclosed in the Prospectus or such as have arisen in the ordinary course of business. In addition, the Capital West Documents grants security interests in the T-ACT technology of the Corporation and such agreements impose upon the Corporation, certain restrictions on the disposition of such technology;

2.11
The Corporation has obtained all necessary licenses relating to Intellectual Property and has obtained or made application for and will continue to make and prosecute any such application for Intellectual Property of the Corporation necessary to conduct its business in the manner that it is currently being conducted and anticipates being conducted in the future. All rights to the Intellectual Property are held in the name of the Corporation or of its Predecessors. For greater certainty, any rights in the name of the Corporation to such of the Intellectual Property as consists of licenses, is as licensee only. To the knowledge of the Corporation, none of its property, including the Intellectual Property infringes upon the right of any other person in any material respect or, to the knowledge of the Corporation, is so infringed upon by any person or its property. The Corporation and each of its Predecessors has not received any notice of any claim of any other person relating to its property, including the Intellectual Property, or any process or confidential information and does not know of any basis for any such charge or claim, except for a default notice given to the Corporation by Capital West Securities Ltd. pursuant to the Capital West Documents. There is no other material intellectual property or intangible property rights required for the Corporation to conduct its business consistent with past practices and no approval or consent of any person is needed so that the interest of the Corporation in its property, including the Intellectual Property, shall continue to be in full force and effect and enforceable against the Corporation following the completion of the amalgamation of the Predecessors to form the Corporation;

2.12
The Corporation is not aware of any legislation which it anticipates may materially and adversely affect the business, affairs, operations, assets, liabilities (contingent or otherwise) or prospects of the Corporation;

2.13
Except as disclosed in the Prospectus and other than, in respect of ViRexx Research Inc., an action threatened by Capital West Securities Ltd pursuant to rights claimed under the Capital West Documents and an action threatened by Dr. Raja, a recently dismissed employee of ViRexx Research Inc. prior to the amalgamation, for an amount of twenty-six thousand dollars ($26,000), there is no action, proceeding or investigation (whether or not purportedly on behalf of the Corporation) pending or, to the knowledge of the Corporation and its directors and officers, threatened, against or affecting the Corporation or any of its Predecessors, at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board or agency, domestic or foreign, which could in any way materially adversely affect the business, affairs, operations, assets, liabilities (contingent or otherwise) or prospects of the Corporation considered as a whole or which questions the validity of any action taken or to be taken by the Corporation pursuant to or in connection with the Offering or any of the Documents;

2.14
The Corporation is in compliance with all covenants under, and no default on the part of the Corporation exists under, any indenture, agreement or instrument to which the Corporation is bound, except to the extent that all instances of such non-compliance therewith or default thereunder would not in the aggregate have a material adverse effect on the Corporation considered as a whole. Notwithstanding the foregoing, Capital West Securities Ltd. has alleged an existing default by the Corporation of the terms of the Capital West Documents and has further alleged that the consummation of the amalgamation of the Predecessors would result in a further default by ViRexx Research Inc. under the Capital West Documents.

2.15
The audited annual and the unaudited interim financial statements of ViRexx Research Inc. contained in the Prospectus, including the notes thereto, were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and, subject to annual year end adjustments in the case of the unaudited interim financial statements, accurately and fairly present the revenues, expenses, profits or losses, assets, liabilities (contingent or otherwise), shareholders equity, cash flows, results of operations, financial condition and position and changes in financial condition and position of these corporations as at the dates thereof and for the periods covered thereby;

2.16
Each of the Corporation and its Predecessors has duly and on a timely basis filed all tax returns required to be filed by it and has paid all taxes, assessments, re-assessments and all governmental charges, penalties, interest and other fines related thereto due and payable by it, and adequate provision has been made for taxes payable for any completed fiscal period for which tax returns are not yet required and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return or payment of any tax, governmental charge or deficiency by the Corporation or any of the Subsidiaries, and there are no actions, suits, proceedings, investigations or claims threatened or pending against the Corporation in respect of taxes, governmental charges or assessments or any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority;

2.17
Each of the Documents has been, duly authorized, executed and delivered by the Corporation; each of the Documents constitutes, and upon certification of the Series B Warrants by the Warrant Agent under the Warrant Indenture, as the case may be, each of the Series B Warrants and the Agent’s Warrants will constitute a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, subject to bankruptcy, insolvency and other laws of general application affecting the enforcement of rights of creditors generally, and subject to the qualifications that the availability of equitable remedies is in the discretion of a court of competent jurisdiction and that rights to indemnity, contribution and waiver may be limited by applicable laws;

2.18
The execution and delivery of each of the Documents by the Corporation and the fulfillment of the Corporation’s obligations thereunder, and the completion of the Offering, do not and will not, after notice or lapse of time or both, result in a breach of, or conflict with or constitute a default under: (i) the articles or by-laws of the Corporation; (ii) any of the terms, conditions or provisions of any indenture, agreement or instrument to which the Corporation is a party or by which the Corporation is bound other than the agreements with Capital West Securities Ltd.; or (iii) any laws of Canada or of any of the provinces of Canada or any judgment, order or decree of any governmental authority or court having jurisdiction over the Corporation;

2.19
All necessary corporate action has been taken the Corporation so as to validly issue, sell and deliver the Units, the Agent’s Warrants and the Corporate Finance Fee Shares to the Agent at any Time of Delivery, to validly issue and deliver the Series B Warrant Shares on exercise of the Series B Warrants; to validly issue and deliver the Agent’s Shares on due exercise of the Agent’s Warrants and upon due exercise of the Series B Warrants and of the Agent’s Warrants, Common Shares issuable thereunder will be validly issued and outstanding as hilly paid and non-assessable shares;

2.20
The distribution of the Units, as well as of the Agent’s Warrants and the Corporate Finance Fee Shares to the Agent, the distribution of the Agent’s Shares on due exercise of the Agent’s Warrants, and the distribution of the Series B Warrant Shares on due exercise of the Series B Warrants in the Qualifying Jurisdictions will be exempt from any other registrations and prospectus requirements other than the Prospectus under the Securities Laws of the Qualifying Jurisdictions, and no other prospectus or other document will be required to be ii led, no proceeding taken and no approval, permit, consent or authorization obtained under the Securities Laws of any of the Qualifying Jurisdictions to permit any such distribution, except for the filing by the Corporation, within the prescribed time periods for doing so, of the Prospectus and any required reports of such distributions and the payment by the Corporation of applicable fees related thereto;

2.21
Prior to the amalgamation to form the Corporation, Norac Industries Inc. was a reporting issuer not in default of any of the requirements under the Securities Laws of the jurisdictions in which it was a reporting issuer,

2.22	The Transfer Agent has been duly appointed the registrar and transfer agent for the Common Shares at its transfer office in the City of Edmonton and the City of Calgary,

2.23	Notice of the Offering has been accepted by the Exchange or will prior to the First Time of Delivery have been accepted by the Exchange;

2.24	The Exchange will have approved the listing of the Common Shares by the First Time of Delivery,

2.25
The forms of the certificates representing the Common Shares, the Series B Warrants and the Agent’s Warrants have been duly approved by the Corporation aid comply with the provisions of the laws of its jurisdiction of incorporation and the regulations of the Exchange;

2.26	The attributes of the securities forming part of the Offering conform, or will at the time of the issuance thereof, conform in all material respects with the description thereof in this Prospectus;

2.27
Except as disclosed in the Prospectus, there has been no material change (actual, anticipated, contemplated or threatened) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or prospects of the Corporation since December 31, 2002; and

2.28
Except for a trading halt pending completion of the transactions described in the Prospectus, no order to cease or suspend the trading or the issuance or sale of the securities forming part of the Offering or any other securities of the Corporation or its Predecessors has been issued by any stock exchange, securities commission or other regulatory authority and is continuing in effect, and no proceedings for such purpose have been instituted and are continuing or are pending or contemplated or threatened.

2.29
The Corporation will have, on the date of the Prospectus, an authorized share capital as set forth under “Description of the Share Capital” in the Prospectus, of which the only issued and outstanding shares will be ten million six hundred thousand (10,600,000) Common Shares, all of which will have been duly authorized and validly issued as fully paid and non-assessable and conform in all material respects to the description of the share capital of the Corporation contained under “Description of the Share Capital” in the Prospectus. The Corporation will also have, on the date of the Prospectus, five million (5,000,000) special warrants consisting of five million (5,000,000) common share purchase warrants outstanding (the “Series A Warrants”), each Series A warrant entitling the holder thereof to purchase one common share at a price of one dollar ($1.00) until July 2, 2005.

2.30
Other than Series A Warrants, the Broker Warrants, options to subscribe for Common Shares issued by the Corporation under its stock option plan or options otherwise described in the Prospectus under the heading “Options to Purchase Securities” or elsewhere in the Prospectus, including those options granted to the University of Alberta, there are no outstanding (i) securities or obligations of the Corporation convertible into or exchangeable for any shares of the share capital of the Corporation, (ii) warrants, rights or options to subscribe for or purchase from the Corporation any such shares of the share capital of the Corporation or any other securities of the Corporation or any such convertible or exchangeable securities or obligations, or (iii) obligations for the Corporation to issue, purchase or redeem such shares, other securities, any such convertible or exchangeable securities or obligations, or any such warrants, rights, options or obligations.

2.31
There is no person, firm or corporation acting or purporting to be acting for the Corporation entitled to any commission or brokerage or finder’s fee payable by or on behalf of the Corporation in connection with this Agreement or any of the transactions contemplated hereunder, except the Agent as provided herein, and in the event any person, firm or corporation acting or purporting to be acting for the Corporation establishes a claim for any commission or brokerage or finder’s fee from the Agent, the Corporation covenants to indemnify and hold harmless the Agent with respect thereto and with respect to all costs reasonably incurred in the defence thereof.

3.	APPOINTMENT AND REMUNERATION OF AGENT

3.1
On the basis of the representations, warranties and covenants contained herein, but subject to the terms and conditions herein set forth as sole and exclusive agent of the Corporation, the Agent will offer the Units for sale to the public on behalf of the Corporation at a price of eighty cents ($0.80) per unit, only as permitted by Securities Laws, upon the terms and conditions set forth in the Prospectus and in this Agreement; for the purposes of this Section 3.1, the Agent shall be entitled to assume that the Units are qualified for distribution in each of the Qualifying Jurisdictions.

3.2	It is hereby acknowledged and agreed that the Agent shall not at any time be obligated, and that the Agent has not made any undertaking, expressed or implied, to purchase any of the Offered Units.

3.3
The Agent may, at its discretion and as provided for in Section 9 herein, terminate this Agreement. The Agent shall also be entitled to terminate this Agreement in the event that subscriptions in an amount equal to eight million ($8,000,000) have not been made and received by the Agent by June 25, 2004. In the event that closing of the Offering does not occur, for any mason, funds received by the Agent from prospective purchasers and held by the Agent shall be returned to such purchasers forthwith, without interest or deduction.

3.4
The Agent may exercise the Over-Allotment Option granted by the Corporation and enabling the Agent to purchase Optional Units at a price eighty cents ($0.80) per Unit to cover over-allotments. The Over-Allotment Option may be exercised, in whole or in part, during a sixty (60)-day period following the First Time of Delivery (as hereinafter defined) solely for the purposes of covering over-allotments made by the Agent in connection with the Offering. The election to purchase any or all of the Optional Units may be exercised only once by the Agent, not later than the sixtieth (60th) day following the First Time of Delivery, by written notice from the Agents to the Corporation setting forth the aggregate number of Optional Units to be purchased and the date on which such Optional Units are to be delivered, which date shall be as determined by the Agent but shall not be earlier than the First Time of Delivery and shall be, unless the Agent and the Corporation otherwise agree in writing, within the period commencing on the second (2nd) business day and ending on the tenth (10th) business day after the date of such notice. Upon the furnishing of any such notice, the Agent shall be committed to purchase and the Corporation shall be obligated to issue and sell, in accordance with and subject to the provisions hereof and subject to applicable regulatory requirements, the number of Optional Units therein indicated.

3.5
The Agent hereby reserves the exclusive right to form a selling group consisting of other registered securities dealers upon such terms and conditions as they may deem appropriate, provided that any fee charged by such registered securities dealers shall not exceed that Agent’s Fee set out in Section 3.6.

3.6
As partial compensation to the Agent for its commitment hereunder and in consideration of the services rendered and to be rendered by the Agent in connection therewith, including but not limited to, acting as financial advisors to the Corporation, assisting in the preparation of the Preliminary Prospectus and o the Prospectus and related documentation and fulfilling its obligations as agent in connection with the Offering (the “Services”), the Corporation shall pay at any Time of Delivery to the Agent, the applicable Agent’s Fee per Unit be delivered by the Corporation at such Time of Delivery. The Corporation shall also issue and deliver four hundred thousand (400,000) fully paid and non-assessable Common Shares at the First Time of Delivery as a corporate finance fee shares to the Agent (the “Corporate Finance Fee Shares”).

3.7
As additional compensation for the Services, the Corporation hereby grants to the Agent Agent’s Warrants, the total number of Agent’s Warrants to be granted to the Agent being equal to ten percent (10%) of Units issued hereunder. The Agent’s Warrants shall be evidenced by certificates, in the form attached as Schedule “A” hereof, setting out the terms of the Agent’s Warrants issued to the Agent. The Agent’s Warrants may be exercised by written notice from the holder thereof, which notice shall set forth the aggregate number of Agent’s Shares to be purchased and the date on which such Agent’s Shares are to be delivered, as determined by the holder thereof, but in no event earlier than the First Time of Delivery or, unless the holder thereof and the Corporation otherwise agree in writing, not earlier than two (2) or later than ten (10) Business Days after the date of such notice. In exercising the Agent’s Warrants, the holder thereof shall pay the purchase price by certified cheque or bank draft payable to the Corporation for the Agent’s Shares.

4.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE AGENT

The Agent hereby represents, warrants and covenants to the Corporation and hereby acknowledge that the Corporation is relying on such representations, warranties and covenants in entering into this Agreement, that:

4.1
During the course of this Offering, the Agent will offer the Units for sale to the public only in those jurisdictions where they may be lawfully offered for sale or sold and only at the price per share set forth on the cover page of the Prospectus. Each agreement of the Agent establishing a banking, selling or other group in respect of the distribution of the Shares shall contain a similar covenant by each selling firm.

4.2
The Agent will distribute the Units in a manner which complies in all material respects with the Securities Laws, on the basis of the Preliminary Prospectus, the Prospectus or any other document solely derived therefrom. All offers of Units made in the United States will be effected through Canaccord Capital Corporation (USA) Inc. (the “U.S. Agent”), for the Agent, pursuant to the exemptions from the registration requirements of the United States Securities: Act of 1933, as amended, all in accordance with Schedule “B” hereto.

4.3
The Agent will not solicit offers to purchase or sell the Shares so as to require registration thereof or filing of a prospectus with respect thereto under the laws of any jurisdiction other than the Qualifying Jurisdictions, including, without limitation, the United States of America, other than in accordance with Schedule “B” and will require each selling firm to agree with the Agent not to so solicit or sell.

4.4
The Agent will advise the Corporation by written notice of the date of termination of the period of distribution of the Units forthwith after termination and of the amount of Units sold in each of the Qualifying Jurisdictions in which a filing fee for a prospectus is based on the proceeds realized in any such jurisdiction.

5.	CLOSING

5.1
The purchase of the Units shall be completed at the offices of Parlee McLaws LLP, Suite 1500, 10180 - 101 Street, Edmonton, Alberta, T5J 4V1 or such other place as the Corporation and the Agent may agree, at 10 a.m., Edmonton time, on April 6,2004 or at such other time and date, not later than June 25, 2004, as the Agent and the Corporation may agree upon in writing. Should the Agent elect to purchase Optional Units, such purchase shall be completed at the offices of Parlee McLaws LLP, Suite 1500, 10180 - 101 Street, Edmonton, Alberta, T5J 4K1 or such other place as the corporation and the Agent may agree, at the time and date specified by the Agent in the notice confirming the election to purchase Optional Units, or such other time and date as the Corporation and the Agent may agree. The time and date for delivery of the Offered Units shall be defined as the “First Time of Delivery”, the time and date for delivery of the Optional Units, if not the First Time of Delivery, shall be defined as the “Subsequent Time of Delivery” and each such time and date is defined herein as a “Time of Delivery”.

5.2
At the First Time of Delivery, the Corporation shall deliver to the Agent certificates, in definitive form, delivered by the Corporation representing the Shares and the Series B Warrants purchased hereunder, including any Optional Units purchased at such time, registered in the name of the Agent (or in such other name or names as the Agent may notify the Corporation or upon at least forty-eight (48) hours prior notice) and against payment of the purchase price by certified cheques or bank drafts payable to the order of the Corporation, in Canadian funds payable at par in Edmonton.

5.3
At the Subsequent Time of Delivery, if any, the Corporation shall deliver to the Agent a certificate representing the Common Shares and the Series B Warrants representing Optional Units purchased by the Agent registered in the name of the Agent (or in such other name or names as the Agent may notify the Corporation) or upon at least forty-eight (48) hours prior notice and against payment of the purchase price by certified cheque or bank drafts payable to the order of the Corporation, in Canadian funds payable at par in Edmonton.

5.4
At each Time of Delivery, the Corporation shall pay, or cause to be paid, the Agent’s Fee as well as the Agent’s Expenses, either by (i) certified cheque or bank draft payable to the order of the Agent in Canadian funds payable at par in Montreal or (ii) with the prior consent of the Agent, compensation against the purchase price of the Units payable by the Agent to the Corporation, as the case may be and shall deliver the certificates representing the Agent’s Warrants as well as, at the First Time of Delivery, the Certificate representing the Corporate Finance Fee Shares.

5.5
The Corporation shall, prior to each Time of Delivery, make all necessary arrangements so that, forthwith a tier the delivery of the definitive certificates referred to in this Section 5, such certificates may, where properly endorsed, be exchanged for certificates representing such numbers of the Common Shares and the Series B Warrants registered in such names and delivered at the principal office of the Trustee in Edmonton or Calgary as shall be designated by or on behalf of the Agent not less than forty-eight (48) hours prior to the Time of Delivery. All exchanges of certificates representing the Common Shares and the Series B Warrants provided for in this Section 5.5 shall be made without cost to the Agent or any member of any banking or selling group established in connection with the distribution of the Units and the Corporation shall pay all fees and expenses incurred by the Trustee in connection therewith. Without limiting the foregoing, the Corporation agrees to use reasonable efforts to cause the Trustee to notify the Canadian Depository for Securities that it has received good delivery of certificates in definitive form for the Common Shares and the Series 13 Warrants, not later than 9:00 a.m. (Local Time) on each Time of Delivery

6.	COVENANTS OF THE CORPORATION

The Corporation, as the case may be, hereby covenants and agrees with the Agent as follows:

6.1
As soon as possible and in any event by the times and dates specified in this Section 6.1, the Corporation shall fulfil, to the satisfaction of counsel to the Agent, all requirements which, under the Securities Laws, must be fulfilled in order to qualify the Underlying Securities for distribution in each of the Qualifying Jurisdictions by the Agent and other investment dealers or brokers registered in such Qualifying Jurisdictions. The Corporation shall use its best efforts to fulfil such requirements by 5:00 p.m. (local time) on March 30, 2004 or on such later date as the Corporation and the Agent may agree in writing. Such qualification shall be maintained until the completion of the distribution of the Underlying Securities or, in the event that the Underlying Securities have, for any reason, ceased to so qualify, such qualification shall be re-obtained.

6.2	Concurrently with the execution and delivery of this Agreement, the Corporation shall deliver to the Agent:

6.2.1
the Prospectus and any documentation supplemental thereto required to be filed under the Securities Laws, in each case in form and substance satisfactory to the Agent and its counsel, acting reasonably, and with such signatures as may be required by the applicable laws of the Qualifying Jurisdictions in which it is to be filed;

6.2.2
comfort letters from PricewaterhouseCoopers LLP, Chartered Accountants, addressed to the Board of Directors of the Corporation and to the Agent, in form and substance satisfactory to the Agent and its counsel with respect to, inter alia, the financial and accounting data contained in the Prospectus or any amendment thereto or any other similar document, which letters shall be in addition to the auditors comfort letters addressed to the appropriate securities commission or other regulatory authority in each of the Qualifying Jurisdictions;

6.2.3	evidence satisfactory to the Agent and its counsel, acting reasonably, that the Common Shares forming part of the Offering have been conditionally accepted for listing on the Exchange;

6.3
The Corporation shall cause commercial copies of the Prospectus to be delivered to the Agent, without charge, in such numbers and in such cities as the Agent may reasonably request by instructions to the printer of the Prospectus given on or about the date hereof, which delivery shall be effected as soon as possible but no later than March 30,2004 and shall cause to be delivered in a similar fashion commercial copies of any Supplementary Material required under the Securities Laws to be delivered, on request or otherwise, to purchasers of units in the Qualifying Jurisdictions. Such delivery and the prior delivery of copies of the Preliminary Prospectus and of the Prospectus shall constitute or did constitute, as the case may be, the consent of the Corporation to the use by the Agent and any member of any banking or selling group established in connection with the Offering.

6.4
The Corporation shall prepare and file any Supplementary Material required to be filed by the Corporation under the Securities Laws or the rules of the Exchange, which Supplementary Material, including all similar documentation filed by the Corporation with securities authorities in Canada in connection with the Shares, shall be in form and substance satisfactory to the Agent and its counsel, acting reasonably, and a copy thereof (signed if required) shall be promptly delivered by the Corporation to the Agent, and the Corporation shall deliver to the Agent, concurrently with the delivery of any Supplementary Material, with respect to such Supplementary Material and a letter similar to that referred to in Section 6.2.2, if any financial or accounting data is contained in such Supplementary Material.

6.5
During the course of the distribution to the public of the Units by or through the Agent, the Corporation shall promptly give to the Agent notice and inform same of the full particulars of: (a) except as set forth or contemplated in the Prospectus, any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, affairs, growth strategy, operations, assets, liabilities (absolute, accrued, contingent or otherwise) of the Corporation, or in the capital of the Corporation; or (b) any change in any material fact contained iii the Prospectus or any Supplementary Material, or the existence of any new material fact or any event which occurred after the date hereof and which is of such a nature as to render the Prospectus or any Supplementary Material untrue or misleading in any material respect or to result in any misrepresentation in the Prospectus or any Supplementary Material; the Corporation shall promptly, and in any event within any applicable time limitation, comply, to the reasonable satisfaction of counsel to the Agent, with all applicable filings and other requirements under the Securities Laws and with the rules of the Exchange as a result of any such change or event, provided that the Corporation shall not file any Supplementary Material or other documents without first consulting with the Agent with respect to the form and content thereof the Corporation shall, in good faith, discuss with the Agent any change in circumstances (actual, anticipated, contemplated or threatened, financial or otherwise) or event which is of such a nature that there may be a reasonable question as to whether notice need be given to the Agent pursuant to this Section 6.5.

6.6
During the course of the distribution to the public of the Units by or through the Agent, the Corporation, shall advise the Agent promptly of any request of any securities commission or any other regulatory authority for any amendment or supplement to the Prospectus or to any Supplementary Material, as the case may be, or for any additional information, of the issuance by any securities commission or any other regulatory authority of any cease trading or stop order relating to the Common Shares, or of the institution or threat of institution of any proceedings for that purpose, or of the receipt by the Corporation of any communication from any securities commission or any other regulatory authority relating to the Prospectus, any Supplementary Material or the offering of the Shares. The Corporation shall use its best efforts to prevent the issuance of any such cease trading or stop order and, if issued, to obtain the withdrawal thereof as soon as possible.

6.7	The net proceeds to the Corporation from the issuance and sale of the Units shall be used as indicated under “Use of Proceeds” in the Prospectus.

7.	EXPENSES

The Corporation shall, pay or cause to be paid all costs or expenses of or incidental to the creation, authorization, issue, offering, sale and delivery of the Underlying Securities and of or incidental to all other matters in connection with the transactions contemplated herein, including: (i) the cost of preparing and printing the Preliminary Prospectus, the Prospectus and any Supplementary Material, including the commercial copies thereof, and the delivery thereof to the Agent; (ii) the cost of qualifying the Underlying Securities for distribution; (iii) all Exchange listing fees; (iv) the cost of registration and delivery of certificates for the Common Shares, the Series B Warrants, the Agent’s Warrants, the Agent’s Shares and the Corporate Finance Fee Shares; (v) the expenses related to the preparation of marketing materials (including any slides, videos, printed material and other similar items), audio-visual and teleconference presentations, including the costs associated with audio-visual personnel; (vi) the printing costs of the “greensheet”; (vii) the fees and expenses of the Corporation’s auditors and counsel; (viii) all fees and expenses payable to the registrar and transfer agent of the Common Shares and the Series B Warrants in connection with each initial or additional transfer as maybe required in the course of the distribution of the Underlying Securities; and (ix) all other costs and expenses incidental to the performance of its obligations hereunder which are not otherwise specifically provided for in this section. The Corporation shall be responsible for all fees and expenses of the Agent (the “Agent’s Expenses”), incurred by the Agent in performing their services hereunder, including without limiting the generality of the foregoing, due diligence, marketing and travel expenses, and fees and disbursements of legal counsel to the Agent and taxes payable thereon. The Agent’s Expenses shall be reimbursed by the Corporation notwithstanding that the Corporation may riot complete the Offering or any part thereof or maybe prohibited from doing so by court order, administrative ruling or otherwise or if the closing of the Offering does not occur for any other reason. The Agent’s Expenses shall be payable at the First Time of Delivery.

Notwithstanding the foregoing, the Corporation shall be responsible for the payment of all of the foregoing expenses of the Agent if the transactions contemplated herein are not completed as a result of default of the Corporation hereunder or of the occurrence or discovery of a material adverse change in the financial situation, business or prospects of the Corporation or the issuance by any securities commission or other regulatory authority of any cease trading or stop order relating to the Offering which has not been rescinded within three (3) Business Days of the issue date hereof.

The Corporation agrees that the Agent may, at its option and expense, place announcements in such newspapers and periodicals as it may choose stating that the Agent have acted as financial advisors to the Corporation in connection with the Offering. The Agent shall review the announcement with tire Corporation and obtain its written approval of the contents of the announcement prior to the publication (such approval not to be unreasonably withheld).
8. CONDITION’S TO CLOSING

The sale of the Units at any Time of Delivery shall be subject to the condition tat all representations and warranties and other statements of the Corporation herein are, at and as such Time of Delivery, true and correct, the condition that the Corporation shall have performed all of their obligations hereunder to be performed at or prior each Time of Delivery and the following additional conditions:

8.1
Parlee McLaws LLP, counsel for the Corporation, shall have furnished to the Agent their written opinion, dated as of such Time of Delivery, in form and substance satisfactory to the Agent and its counsel, acting reasonably, as to the matters described in schedule “D” attached hereto. Opinions of local counsel with respect to matters governed by laws other than those of: Alberta or Canada shall also be delivered to the Agent and Agent’s counsel. In rendering such opinion, such counsel may rely, to the extent appropriate in the circumstances, on certificates of officers of the Corporation and of the auditors of the Corporation, signed copies of all of which shall be delivered to the Agent in form and substance satisfactory to the Agent’s counsel, acting reasonably.

8.2
At any Time of Delivery, PricewaterhouseCoopers LLP, Chartered Accountants shall have furnished to Ire Agent a letter, dated such Time of Delivery, in form and substance satisfactory to the Agent, acting reasonably, which shall confirm in all material respects as of a date not more than two (2) full Business Days prior to such Time of Delivery, the conclusions awl findings of such firm with respect to the financial information and other matters covered by its letter referred to in Section 6.2.2 and any similar letters by such firm pursuant to Section 6.4 and 6.5.

8.3
The Common Shares forming part of the Units, the Series B Warrants, the Common Shares underlying the Series B Warrants and the Agent’s Warrants shall have been conditionally approved for listing on the Exchange no later than on the close of business on the last Business Day preceding such Time of Delivery

8.4
The Corporation shall have furnished or caused to be furnished to the Agent at such Time of Delivery certificates, in form and substances satisfactory tote Agent and their counsel, acting reasonably, of officers of the Corporation satisfactory to the Agent as to the accuracy of the representations and warranties of the Corporation herein at and as of such Time of Delivery, as to the performance by the Corporation of all of its obligations hereunder to he performed at or prior to such Time of Delivery and also as to such other matters as the Agent may reasonably request.

9.	INDEMNITY

9.1
Unless caused by the willful misconduct or negligence of the Agent, its directors, officers, employees, shareholders and agents, the Corporation shall indemnify and save harmless each of the Agent and each of its directors, officers, employees, shareholders and agents (each an “Indemnified Party”) from and against all losses, claims, damages, liabilities, costs and exp eases caused or incurred by reason of: (i) any statement or information whether material or not contained in the Offering Documents or in any other document filed or that may be riled by or on behalf of the Corporation under the Securities Laws of the Qualifying Jurisdictions being or being alleged to contain a misrepresentation or being or being alleged to be untrue, false or misleading; (ii) any omission or alleged omission to state in the Offering Documents any fact or information, whether material or not, required to be stated therein o necessary to make any statement therein not misleading in the light of the circumstances under which it was made; (iii) any order made or inquiry, investigation or proceeding (formal or informal) commenced or threatened by any Securities Commission in any of the Qualifying Jurisdictions or any other regulatory authority (if any) based upon any misrepresentation or alleged misrepresentation in the Offering Documents or in any other document filed or that may be filed by or on behalf of the Corporation under such Securities Laws or based upon any failure to comply with such Securities Laws (other than any failure or alleged failure to comply by the Agent); or a breach or default by the Corporation in is obligations under the Documents or the Securities Laws.

9.2	To the extent necessary, the Agent shall be entitled, as trustee, to enforce the obligations of the Corporation in this Article 9 on behalf of any Indemnified Party.

9.3
If any matter or thing contemplated by this Article 9 shall be asserted against any Indemnified Party in respect of which indemnification is or might reasonably be considered to be provided or if any potential claim contemplated by this Article 9 shall come to the knowledge oft any Indemnified Party, such Indemnified Party shall not the Corporation as soon as possible of the nature of such claim (provided, however, that the failure of an Indemnified Party to so notify the Corporation shall not deprive the Indemnified Party of the indemnity provided for in this Article 9) and the Corporation shall be entitled (but not required) to assume the defense of any suit brought to enforce such claim; provided, however, that the defense shall be through legal counsel acceptable to the Indemnified Party, acting reasonably, and that no admission of liability and no settlement may be made by the Corporation or the Indemnified Party without the prior written consent of the other, such consent not be unreasonably withheld. The fees and disbursements of counsel retained to assume the defense of any such suit in accordance with the foregoing shall be paid by the Corporation.

9.4
With respect to any such claim, the Indemnified Party shall have the right to retain counsel or additional counsel to act on his, her or its behalf provided the fees and disbursements of such counsel shall be paid by the Indemnified Party, unless: (i) the Corporation and the Indemnified Party shall have mutually agreed to the retention of such counsel; (ii) the Corporation has not assumed the defense of the claim in a timely manner; or (iii) the named parties to any claim (including any added, third or impleaded parties) include both the Corporation arid the Indemnified Party and the Indemnified Party has been advised by his, her or its counsel that representation of both parties by the same counsel would be inappropriate dine to the actual or potential differing interests between in which case such fees and disbursements shall be paid by the Corporation.

9.5
The Corporation hereby waives its rights to recover contribution from any Indemnified Party with respect to any liability of the Corporation arising or incurred by reason of any of the events or matters referred to in Section 9.1.

10.	CONTRIBUTION

10.1
If for any reason the indemnification provided for in Article 9 is unavailable, in whole or in part, to an Indemnified Party in respect of any losses, claims, damages, liabilities, costs or expenses (or claims, actions, suits or proceedings in respect thereof) referred to in Article 9 the Corporation shall contribute to the amount paid or payable (or, if such indemnity is unavailable only in respect of a portion of the amount so paid or payable, such portion of the amount so paid or payable) by such Indemnified Party as a result of such losses (except for loss of profits in connection with the distribution of the Units), claims, damages, liabilities, costs or expenses (or claims, actions, suits or proceedings in respect thereof): a) in such proportion as is appropriate to reflect the relative benefits received by the Corporation on roe one hand and the Agent on the other hand from the distribution of the Units; or b) if the allocation provided by Section 10.1 above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in Section 10.1 above but also the relative fault of the Corporation on the one hand and the Agent on the other hand in connection with the statement, information, omission, order, inquiry, investigation, proceeding or other matter or thing referred to in Article 9 which resulted in such losses, claims, damages, liabilities, costs or expenses (or claims, actions, suits or proceedings in respect thereof), as well as any other relevant equitable considerations

10.2
The relative benefits received by the Corporation on the one hand and the Agent on the other hand shall be deemed to be in the same proportion as the total proceeds from the distribution of the Units (net of the Agent’s Fee but before deducting expenses) received by the Corporation is to the Agent’s Fee. The relative fault of the Corporation on the one hand and the Agent’s on the other hand shall be determined by reference to, among other things, whether the statement, information, omission, order, inquiry, investigation, proceeding or other matter or thing referred to in Article 9 which resulted in such losses, claims, damages, liabilities, costs or expenses (or claims, actions, suits or proceedings in respect thereof) relates to information supplied by or steps or actions taken or done by or on behalf of the Agent and the relative intent, knowledge, access to information and opportunity to correct or prevent such statement, information, omission, order, inquiry, investigation, proceeding or other matter or thing referred to in Article 9. The amount paid or payable by an Indemnified Party as a result of such losses, claims, damages, liabilities, costs or expenses (or claims, actions, suits or proceedings in respect thereof) referred to above shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, costs or expenses (or claims, actions, suits or proceedings in respect thereof), whether or not resulting in any such action, suit, proceeding or claim.

10.3
The rights to contribution provided in this Article 10 shall be in addition to and not in derogation of arty other right to contribution which an Indemnified Party may have by statute or otherwise at law.

10.4
If the Corporation is held to be entitled to contribution from the Indemnified Parties under the provision of any statute or at law, the Corporation shall be limited to contribution in an amount not exceeding the lesser of (i) the portion for which the Indemnified Party is responsible as .determined in Section 10.1, of the amount or liability giving rise to such contribution am (ii) the amount of the Agent’s Fee.

10.5
If an Indemnified Party has reason to believe that a claim for contribution may arise, it shall give the Corporation notice thereof in writing, but failure to notify’ the Corporation shall not relieve the Corporation of any obligation which it may have to the Indemnified Party under this Article 10.

11. TERMINATION

11.1
The Agent shall be entitled, in accordance with Section 11.4, to terminate their obligations under this Agreement by notice to that effect given to the Corporation at any time at or prior to the First Time of Delivery in respect of any of the Units not then purchased hereunder in each of the following situations:

11.1.1
any enquiry, action, suit, investigation or other proceeding (whether formal or informal) is instituted or threatened or any order made by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality in Canada, including without limitation, each of the Exchange or any securities commission or other regulatory authority which, in the opinion of the Agent ar any of them, acting reasonably, operates to or would prevent or restrict the distribution of the Units in any of the Qualifying Jurisdictions, prevent or materially restrict trading in the Common Shares or impact the marketability of the Units

11.1.2
any order to cease or suspend trading in any securities of the Corporation, or prohibiting or restricting the distribution of any Underlying Securities is made, or proceedings are announced or commenced for the making of any such order by any securities authority in any of the Qualifying Jurisdictions, the Exchange or by any other competent authority in any of the provinces of Canada;

11.1.3
there should develop, occur or come into effect, (i) any occurrence of national or international consequence, or (ii) any action, governmental law or regulation or inquiry, or (iii) any other occurrence of any other nature whatsoever which, in the opinion of the Agent, acting reasonably, seriously affects or may seriously affect the financial markets or the business of the Corporation and would be likely to prejudice materially the success of the proposed issue, sale and distribution of the Units;

11.1.4	the state of the financial markets becomes such that the Units cannot, in the opinion of the Agent, acting reasonably, be profitably marketed;

11.1.5
there should develop or occur, come into effect any change in a material fact such as is contemplated in Section 6.5 or any change which, in the opinion of the Agent, acting reasonably, would reasonably be expected to have a material adverse effect on the market price, value or marketability of the Units or on the activities of the Corporation, or, if an amendment to the Prospectus has been filed, which results in purchasers of Units exercising their right under applicable legislation to withdraw from or rescind their purchase thereof.

11.2	The Agent may also terminate this Agreement should subscriptions in an amount equal to eight million dollars ($8,000,000) are not received by June 25, 2004.

11.3
All terms arid conditions of this Agreement shall be construed as conditions, and any breach or failure by the Corporation to comply with any of such terms and condition shall entitle the Agent to terminate its obligations under this Agreement by notice to that effect given to the Corporation at any time at or prior to the First Time of Delivery in respect of any of the Shares not then purchased hereunder. The Agent may waive, in whole or in part, or extend the time for compliance with, army of such tennis and conditions without prejudice to their rights in respect of any other of such tennis and conditions or any other or subsequent breach or non-compliance, provided that to be binding on the Agent any such waiver or extension must be in writing and notified to the Corporation in the manner set forth in Section 13.3.

11.4
The rights of termination contained hi this Section 11 may be exercised by any of the Agent arid, notwithstanding anything herein to the contrary, are in addition to any other rights or remedies file Agent or any of diem may have in respect of any default, act or failure to act or non-compliance by the Corporation in respect of any of the matters contemplated by this Agreement. In the event of any such termination, there shall be no further liability on the part of the Agent or, subject as herein provided, on the part of the Corporation to such Agent except hi respect of any liability which may have arisen or may thereafter arise under Sections 7, 9, or 10.

12.	RIGHT OF FIRST REFUSAL

The Agent will have a right of first refusal to act as exclusive agent or underwriter or lead agent or underwriter in connection with all financings of the Corporation (including, without limitation, army special warrant or other convertible securities financings), whether public or private, and whether or riot an investment dealer is or is proposed to be involved until July 2, 2005, provided, however, that if the Agent declines to so act as exclusive agent or underwriter’ or lead agent or underwriter in respect of any contemplated financing of the Corporation, on the terms then proposed with respect to such a financing, the Agent shall relinquish its exclusivity rights with regard to that particular financing only.

13.	GENERAL PROVISIONS

13.1
The respective indemnities, agreements, representations, warranties mid other statements of the Corporation arid the Agent, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Agent or the Corporation, and shall survive delivery of and payment for the Units and the subsequent disposition thereof by the Agent or the termination of the Agent’s obligations thereunder.

13.2	If this Agreement shall be terminated, the Corporation shall then be under no liability to any Agent except as provided in Sections 2.31, 7, 8 or 9 hereof.

13.3
Unless herein otherwise expressly provided, any notice, request, direction, consent, waiver, extension, agreement or other communication (a “communication”) that is or may be given or made hereunder shall be in writing addressed as follows:

if to the Corporation::

VIREXX MEDICAL CORP.
Suite 1500 Manulife Place
10180-101 Street
Edmonton, Alberta T5J 4K1
Attention: President and Chief Executive Officer
Facsimile: (780) 431-9503

with a copy to

PARLEE McLAWS LLP
Suite 1500
10180 - 101 Street
Edmonton, Alberta T5J 4V1
Attention: Bruce D. Hirsche, QC.
Facsimile: (780) 423-8522

if to the Agent:

CANACCORD CAPITAL CORPORATION
1010 Sherbrooke Street West
Suite 1100
Montréal, Québec H3A 2R7
Attention: Jean-Yves Bourgeois, Senior Vice President and Director
Facsimile: (514) 844-9014

MCCARTHY TETRAULT LLP
1150 Claire Fontaine Street
7e floor
Quebec (Quebec) G1R 504
Attention: Philippe Leclerc
Facsimile: (418) 521-3011

Each communication shall be personally delivered to the addressee or sent by facsimile transmission to the addressee and, if delivered or transmitted by facsimile before 4:00 p.m. on a Business Day, shall be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is delivered or transmitted by facsimile.

13.4
This Agreement shall be binding upon, and enure solely to the benefit of the Agent and the Corporation, to the extent provided in Sections 9, 10 and 13.1 hereof, their officers, directors, employees and agents, and its respective heirs, executors, administrators, successors amid assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Shares from any Agent shall be deemed a successor or assign by reason merely of such purchase.

13.5	Time shall be of the essence of this Agreement.

13.6	This Agreement shall be governed by and interpreted in accordance with the laws in force in the Province of Alberta.

13.7	The headings herein have been inserted for ease of reference only and shall not affect the interpretation of the terms herein.

13.8
If any provision of thus Agreement is determined to be void or unenforceable in whole or in part, such void or unenforceable provision shall not affect or impair the validity of any other provision of this Agreement and shall be severable from this Agreement

13.9
This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

13.10	In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

13.11
This Agreement and the schedules thereto shall constitute the entire agreement among the Agent and the Corporation with respect to fie subject matter and replaces and supersedes all prior agreements between the parties hereof.

If the foregoing is in accordance with your understanding and agreed to by you, please sign your acceptance on the accompanying duplicates of this letter and return the same to us, whereupon this letter shall constitute a binding agreement between the Corporation and the Agent.

Yours very truly,

CANACCORD CAPITAL CORPORATION
(s) Jean-Yves Bourgeois
per	Jean-Yves Bourgeois, Senior Vice -President and Director

The foregoing is in accordance with our understanding and is hereby accepted and agreed to on March 26, 2004.

VIREXX MEDICAL CORP.
(s) Dr. Antoine Noujaim
per	Dr. Antoine J. Noujaim, Chairman, President and Chief Executive Officer

SCHEDULE “A”

AGENT’S WARRANTS TO PURCHASE COMMON SHARES OF VIREXX MEDICAL CORP.

Exercisable Commencing

April ●, 2004

THIS CERTIFIES that, for value received, Canaccord Capital Corporation (the “Agent”) is the registered holder of  ●non-assignable options (the “Agent’s Warrants”) which entitle the holder, subject to the terms and conditions set forth in this Certificate, to purchase from ViRexx Medical Corp. (the “Corporation”) up to ●(●) fully paid and non- assessable common shares of the Corporation (the “Agent’s Shares”), at any time commencing on the date hereof and continuing up to 5:00 p.m. Edmonton time on April ●, 2005 which is twelve (12) months after the date hereof (the “Time of Expiry”) on payment of ●. ($●) per Agent’s Share (the “Exercise Price”). The number of Agent’s Shares which the Agent is entitled to acquire upon exercise of the Agent’s Warrants and the Exercise Price are subject to adjustment as hereinafter provided.

1.	Exercise of Agent’s Warrants

(a)
Election to Purchase. The Agent’s Warrants evidenced by this certificate may be exercised by the Agent, in whole or in part, in accordance with the provisions hereof by delivery of an Election to Purchase in substantially the form attached hereto as Appendix “A”, properly completed and executed, together with payment of the Exercise Price for the number of Agent’s Shares specified in the Election to Purchase at the principal office of the Corporation at  ●, or such other address in Canada as may be notified in writing by the Corporation. In the event that the rights evidenced by this certificate are exercised in part, the Corporation shall, contemporaneously with the issuance of the Agent’s Shares issuable on the partial exercise of Agent’s Warrants, issue to the Agent a Certificate, dated as of April  ●, 2004, on identical terms in respect of that number of Agent’s Warrants in respect of which the Agent has not exercised the rights evidenced by this certificate, provided that the Corporation shall not be so required if the Election to Purchase is received after the Time of Expiry.

(b)
Exercise. The Corporation shall, on the day determined by the Agent, but in no event, unless the Agent and the Corporation otherwise agree in writing, earlier than two (2) or later than ten (10) Business Days following the date it receives a duly executed Election to Purchase and the Exercise Price for the number of Agent’s Shares specified in the Election to Purchase (the “Exercise Date”), issue and deliver that number of Agent’s Shares specified in the Election to Purchase as fully paid and non-assessable common shares (“Common Shares”) in the share capital of the Corporation.

(c)
Share Certificates. The Corporation shall, on the day determined by the Agent, but in no event, unless the Agent and the Corporation otherwise agree in writing, earlier than two (2) or later than ten (10) Business Days following the Exercise Date, issue and deliver to the Agent, registered in such name or names as the Agent may direct or if no such direction has been given, in the name of the Agent, a certificate or certificates for the number of Agent’s Shares specified in the Election to Purchase. To the extent permitted by law, such exercise shall be deemed to have been effected as of the close of business on the Exercise Date, and at such time the rights of the Agent with respect to the portion of the Agent’s Warrants which has been exercised as such shall cease, and the person or persons in whose name or names any certificate or certificates for Agent’s Shares shall then be issuable upon such exercise shall be deemed to have become the holder or holders of record of the Agent’s Shares represented thereby.

(d)
Fractional Shares. No fractional Agent’s Shares shall be issued upon the full or partial exercise of Agent’s Warrants and no payments or adjustment shall be made upon any exercise on account of any cash dividends on the Agent’s Shares issued upon such exercise. If any fractional interest in a Compensation Share would, except for the provisions of the first sentence of this Section (c), be deliverable upon full or partial exercise of Agent’s Warrants, the Corporation shall, in lieu of delivering the fractional share therefor, pay to the Agent an amount in cash equal to the Fair Market Value (as hereinafter defined) of such fractional interest.

(e)	Corporate Changes.

(i)
Subject to Section 1(e)(ii) and 5 hereof, if the Corporation shall be a party to any reorganization, merger, dissolution or sale of all or substantially all of its assets, whether or not the Corporation is the surviving entity, the number of Agent’s Shares issuable upon exercise of Agent’s Warrants shall be adjusted so as to apply to the securities to which the holder of that number of Agent’s Shares of the Corporation subject to the unexercised portion of Agent’s Warrants would have been entitled by reason of such reorganization, merger, dissolution or sale of all or substantially all of its assets (the “Event”), and the Exercise Price shall be adjusted to be the amount determined by multiplying the Exercise Price in effect immediately prior to the Event by the number of Agent’s Shares subject to the unexercised portion of Agent’s Warrants immediately prior to the Event, and dividing the product thereof by the number of securities to which the holder of that number of Agent’s Shares subject to the unexercised portion of Agent’s Warrants would have been entitled to by reason of such Event.

(ii)
Adjustments under this subparagraph (e) or (subject to subparagraph 1(o)) any determinations as to the Fair Market Value of any securities shall be made by the board of directors of the Corporation, or any committee thereof specifically designated by the board of directors to be responsible therefor, and any reasonable determination made by such board or committee thereof shall be binding and conclusive, subject only to any disputes being resolved by the Corporation’s auditors, whose determination shall be binding and conclusive.

(f)	Subdivision or Consolidation of Shares

(i)
In the event that the Corporation shall subdivide its outstanding Common Shares into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding Common Shares of the Corporation shall be consolidated into a smaller number of shares, the Exercise Price in effect Immediately prior to such consolidation shall be proportionately increased.

(ii)
Upon each adjustment of the Exercise Price as provided herein, the Agent shall thereafter be entitled to acquire, at the Exercise Price resulting from such adjustment, the number of Agent’s Shares (calculated to the nearest tenth of a Compensation Share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Agent’s Shares which may be acquired hereunder immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

(g)
Change or Reclassification of Shares. In the event the Corporation shall change or reclassify its outstanding Common Shares into a different class of securities, the rights evidenced by Agent’s Warrants shall be adjusted as follows so as to apply to the successor class of securities:

(i)
the number of the successor class of securities which the Agent shall be entitled to acquire shall be that number of the successor class of securities which a holder of that number of Agent’s Shares subject to unexercised Agent’s Warrants immediately prior to the change or reclassification would have been entitled to by reason of such change or reclassification; and

(ii)
the Exercise Price shall be determined by multiplying the Exercise Price in effect immediately prior to the change or reclassification by the number of Agent’s Shares subject to unexercised Agent’s Warrants immediately prior to the change or reclassification, and dividing the product thereof by the number of shares determined in Section 1(g)(i) hereof.

(h)
Offering to Shareholders. If and whenever at any time prior to the Time of Expiry, the Corporation shall fix a record date or if a date of entitlement to receive is otherwise established (any such date being hereinafter referred to in this Section 1(h) as the “record date”) for the issuance of rights, options or warrants to all or substantially all the holders or the outstanding Common Shares of the Corporation entitling them, for a period expiring not more than forty-five (45) days after such record date, to subscribe for or purchase Common Shares of the Corporation or securities convertible into or exchangeable for Common Shares at a price per share or, as the case may be, having a conversion or exchange price per share less than ninety-five percent (95%) of the Fair Market Value (as hereinafter defined) on such record date, the Exercise Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Exercise Price in effect on such record date by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such record date plus a number equal to the number arrived at by dividing the aggregate subscription or purchase price of the total number of additional Common Shares offered for subscription or purchase or, as the case may be, the aggregate conversion or exchange price of the convertible or exchangeable securities so offered by such Fair Market Value, and of which the denominator shall be the total number of Common Shares outstanding on such record date plus the total number of additional Common Shares so offered (or into which the convertible or exchangeable securities so offered are convertible or exchangeable); Common Shares owned by or held for the account of the Corporation or any subsidiary of the Corporation shall be deemed not to be outstanding for the purpose of any such computation; such adjustment shall be made successively whenever such a record date is fixed; to the extent that any rights or warrants are not so issued or any such rights or warrants are not exercised prior to the expiration thereof, the Exercise Price shall then be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed or to the Exercise Price which would then be in effect based upon the number of Common Shares or conversion exchange rights contained in convertible or exchangeable securities actually issued upon the exercise of such rights or warrants, as the case may be.

(i)
Carry Over of Adjustments. No adjustment of the Exercise Price shall be made if the amount of such adjustment shall be less than one percent (1%) of the Exercise Price in effect immediately prior to the event giving rise to the adjustment, provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least one percent (1%) of the Exercise Price.

(j)
Notice of Adjustment. Upon any adjustment of the number of Agent’s Shares issuable upon exercise of Agent’s Warrants and upon any adjustment of the Exercise Price, then and in each such case the Corporation shall give written notice thereto to the Agent, which notice shall state the Exercise Price and the number of Agent’s Shares or other securities subject to unexercised Agent’s Warrants resulting from such adjustment, and shall set forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the request of the Agent there shall be transmitted promptly to the Agent a statement of the firm of independent chartered accountants retained to audit the financial statements of the Corporation to the effect that such firm concurs in the Corporation’s calculation of the change.

(k)	Other Notices. In case at any time:

(i)	the Corporation shall declare any dividend upon its Common Shares payable in Common Shares;

(ii)	the Corporation shall offer for subscription pro rata to the holders of its Common Shares any additional shares of any class or other rights;

(iii)
there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation, amalgamation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation; or

(iv)	there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation.

then, in any one or more of such cases, the Corporation shall give to the Agent: (A) at least ten (10) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, amalgamation, sale, dissolution, liquidation or winding-up; and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, at least ten (10) days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Shares shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date on which the holders of Common Shares shall be entitled to exchange their Common Shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, amalgamation, sale, dissolution, liquidation or winding-up, as the case may be.

(l)
Shares to be Reserved. The Corporation will at all times keep available, and reserve if necessary under applicable law, out of its authorized Common Shares, solely for the purpose of issue upon the exercise of Agent’s Warrants, such number of Agent’s Shares as shall then be issuable upon the exercise of Agent’s Warrants. The Corporation covenants and agrees that all Agent’s Shares which shall be so issuable will, upon issuance, be duly authorized and issued as fully paid and non-assessable. The Corporation will take all such actions as may be necessary to ensure that all such Agent’s Shares may be so issued without violation of any applicable requirements of any exchange upon which the Common Shares of the Corporation may be listed. The Corporation will take all such actions as are within its power to ensure that all such Agent’s Shares may be so issued without violation of any applicable law.

(m)
Issue Tax. The issuance of certificates for Agent’s Shares upon the exercise of Agent’s Warrants shall be made without charge to the Agent for any issuance tax in respect thereto, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Agent.

(n)	Listing. The Corporation will cause all Agent’s Shares issuable upon the exercise of Agent’s Warrants to be duly listed on any applicable exchange prior to the issuance of such Agent’s Shares.

(o)
Fair Market Value. For the purposes of any computation hereunder, the “Fair Market Value” at any date shall be the weighted average sale price per share for the Common shares of the Corporation for the twenty (20) consecutive trading days immediately before such date on the Exchange or such other stock exchange or over-the-counter market as the Common shares of the Corporation may be listed or quoted on from time to time, or if the shares in respect of which a determination of Fair Market Value is being made are not listed on any stock exchange or quoted on any over-the-counter market, the Fair Market Value shall be determined by the directors of the Corporation, which determination shall be conclusive. The weighted average price shall be determined by dividing the aggregate sale price of all such shares sold on the said exchange or over-the-counter market during the said twenty (20) consecutive trading days by the total number of such shares so sold.

2.	Replacement

Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Certificate and, if requested by the Corporation, upon delivery of a bond of indemnity satisfactory to the Corporation (or, in the case of mutilation, upon surrender of this Certificate), the Corporation will issue to the Agent a replacement certificate (containing the same terms and conditions as this Certificate).

3.	Expiry Date

The Agent’s Warrants shall expire and all rights to purchase Agent’s Shares hereunder shall cease and become null and void at the Time of Expiry.

4.	Covenant

So long as Agent’s Warrants remain exercisable, the Corporation covenants that it shall do or cause to be done all things reasonably necessary to maintain its status as a reporting issuer not in default in the Province of Quebec.

5.	Inability to Deliver Agent’s Shares

If for any reason, other than the failure or default of the Agent, the Corporation is unable to issue and deliver the Agent’s Shares or other securities as contemplated herein to the Agent upon the proper exercise by the Agent of the right to purchase Agent’s Shares or other securities pursuant to Agent’s Warrants, the Corporation may pay, at its option and in complete satisfaction of its obligations hereunder, to the Agent, in cash, an amount equal to the difference between the Exercise Price and the Fair Market Value of such Agent’s Shares or other securities on the Exercise Date.

6.	Governing Law

This Agent’s Warrants Certificate shall be governed by the laws of the Province of Alberta and the laws of Canada applicable therein.

7.	Successors

This Certificate shall enure to the benefit of and shall be binding upon the Agent and the Corporation and their respective successors.

IN WITNESS WHEREOF the Corporation has caused this Certificate to be signed by its duly authorized officer.

DATED as of April  ●, 2004.

VIREXX MEDICAL CORP.
Per:
Dr. Antoine J. Noujaim Chairman, President and Chief Executive Officer

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE NON-ASSIGNABLE AND MAY NOT BE SOLD OR TRANSFERRED.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONVERTED OR EXERCISED BY OR ON BEHALF OF ANY U.S. PERSON UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

APPENDIX “A”

ELECTION TO EXERCISE

The undersigned hereby irrevocably elects to exercise its right under the Agent’s Warrants Certificate of ViRexx Medical Corp. dated April  ●, 2004 to acquire the number of Warrant Shares (or other property or securities subject thereto) as set forth below:

(a)	Number of Warrant Shares to be Acquired: ________________________

(b)	Exercise Price per Share: ______________________________________

(c)	Aggregate Purchase Price [(a) multiplied by (b)]: ___________________

and hereby tenders a certified cheque, bank draft or cash for such aggregate purchase price and directs that such Warrant Shares be registered and a certificate therefor be issued as directed below.

DATED this ____ day of ______, 200__.

Per:  _____________________________

Direction as to Registration

Name of Registered Holder:       _______________________________________
Address of Registered Holder:  _______________________________________
                                                        _______________________________________
                                                        _______________________________________

SCHEDULE “B”

UNITED STATES OFFERS AND SALES

U.S. Selling Restrictions

As used in this Appendix A, the following terms have the following meanings:

“Accredited Investor” means those accredited investors specified in Rule 501 (a) of Regulation D and similar exemptions under state laws;

“Directed Selling Efforts” means directed selling efforts as that term is defined in Regulation S. Without limiting the foregoing, but for greater clarity in this Appendix, it means, subject to the exclusions from the definition of directed selling efforts contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the Securities, and includes the placement of any advertisement in a publication with a general circulation in the United States that refers to the offering of the Securities;

“Foreign Issuer” means a foreign issuer as that term is defined in Regulation S. Without limiting the foregoing, but for greater clarity in this Annex, it means any issuer that is (1) the government of any country, or of any political subdivision of a country, other than the United States; or (2) a company or other organization incorporated under the laws of any country other than the United States, except an issuer meeting the following conditions: (a) more than fifty percent (50%) of the outstanding voting securities of such issuer are directly or indirectly owned of record by residents of the United States; and (b) any of the following: (i) the majority of the executive officers or directors are United States citizens or residents, (ii) more than fifty percent (50%) of the assets of the issuer are located in the United States, or (iii) the business of the issuer is administered principally in the United States;

“General Solicitation” and “General Advertising” means “general solicitation” and “general advertising”, respectively, as used in Rule 502(c) of Regulation D, including, without limitation, advertisements, articles, notices or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising;

“Regulation D” means Regulation D adopted by the SEC under the U.S. Securities Act;

“SEC” means the United States Securities and Exchange Commission;

“Securities” means the Units issued by the Corporation;

“Substantial U.S. Market Interest” means “substantial, U.S. market interest” as that term is defined in Regulation S;

“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“U.S. Person” means a “U.S. person” as that term is defined in Regulation S; and

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

1.
The Agent acknowledges that the Securities have not been and will not be registered under the U.S. Securities Act, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from the registration requirements of the U.S. Securities Act in accordance with the restrictions set forth in paragraph 2 and 3 of the Appendix A. Additionally, the Agent agrees that it and its U.S. affiliate will offer and sell the Securities outside the United States only in accordance with Rule 903 of Regulation S. Accordingly, the Agent and its U.S. affiliate have not engaged and will not engage in any Directed Selling Efforts with respect to the Securities, and have complied and will comply with the requirements of Regulation S.

The Agent acknowledges that it has not entered and will not enter into any contractual arrangement with respect to the distribution of the Securities, except (a) with its affiliate, or (b) otherwise with the prior written consent of the Corporation.

2.	The Agent represents, warrants and covenants to the Corporation that, in connection with all sales of the Securities by the Agent in the United States or to, or for the account of, a U.S. person:

a)
all offers and sales of the Securities in the United States will be effected by Canaccord Capital Corporation (USA) Inc. (the “U.S. Placement Agent”) in accordance with all applicable U.S. broker-dealer requirements;

b)	subject to all applicable US broker-dealer requirements, all offers and sales of the Securities in the United States were and will be made to Accredited Investors;

c)
it has not used and will not use any written material other than the Prospectus together with a U.S. covering memorandum relating to the offering of the Securities in the United States (all such documents, the “Offering Documents”), and each offeree of the Securities in the United States has been sent a copy of the Offering Documents;

d)
immediately prior to transmitting the Offering Documents, it had reasonable grounds to believe and did believe that each offeree was an Accredited Investor, and, on the date hereof, it continues to believe that each U.S. Purchaser is an Accredited Investor;

e)
neither it nor its representatives have used, and none of such persons will use, any form of General Solicitation or General Advertising in connection with the offer or sale of the Securities in the United States or to U.S. persons;

f)
prior to any sale of Securities in the United States, it caused each purchaser thereof (each, a “U.S. Purchaser”) to sign a U.S. Purchaser’s letter containing representations, warranties and agreements to the Corporation substantially similar to those set forth in paragraph 3 of this Annex A.

g)	all offers and sales will only be made to persons with whom the Corporation or the Agent had a pre-existing business relationship.

3.
The Agent agrees that prior to any sale of Securities in the United States, it shall cause each U.S. Purchaser to execute, as part of the subscription agreement, undertakes whereby it represents, warrants and agrees in writing to the Corporation that such U.S. Purchaser:

a)	is authorized to consummate the purchase of the Securities;

b)	understands that the Securities will not be and have not been registered under the Securities Act and that the sale is being made to Accredited Investors in reliance on a private placement exemptions;

c)
is an Accredited Investor and is acquiring the Securities for its own account or for one or more investor accounts for which it is acting as fiduciary or agent and each such investor account is an Accredited Investor;

d)
agrees that if it decides to offer, sell or otherwise transfer or pledge all or any part of the Securities, it will not offer, sell or otherwise transfer or pledge any of such Securities (other than pursuant to an effective registration statement under the U.S. Securities Act), directly or indirectly unless:

(i)	the sale is to the Corporation; or

(ii)
the sale is made outside the United States in compliance with the requirements of Rule 904 of Regulation S under the U.S. Securities Act and in compliance with applicable local laws and regulations; or

(iii)
the sale is made pursuant to the exemption from registration under the U.S. Securities Act provided by Rule 144 or Rule 144A thereunder and in accordance with any applicable U.S. state laws and regulations governing the offer and sale of securities; or

(iv)
the Securities are sold in a transaction that does not require registration under the U.S. Securities Act or any applicable United States state laws and regulations governing the offer and sale of securities;

e)
understands and acknowledges that the Securities are “restricted securities” as defined in Rule 144 under the U.S. Securities Act and upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the U.S. Securities Act or state securities laws, any certificate representing the Securities, and any certificate issued in exchange therefore or in substitution thereof, shall bear on the face of such certificates the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT, IF APPLICABLE (OR SUCH SUCCESSOR RULE OR REGULATION AS THEN IN EFFECT), (C) INSIDE THE UNITED STATES (1) PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (2) [N A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND IN THE CASE OF AN OFFER, SALE, PLEDGE OR OTHER TRANSFER UNDER B OR C (1) OR (2) THE HOLDER HAS PRIOR TO SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING, REASONABLY SATISFACTORY TO THE CORPORATION. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.

If the Securities are being sold in compliance with the requirements of Rule 904 of Regulation 5, the legend may be removed by providing a declaration to Olympia Trust Company to the following effect (or as the Corporation may prescribe from time to time):

“The undersigned (A) acknowledges that the sale of the securities to which this declaration relates is being made in reliance on Rule 904 of Regulation S under the U.S. Securities Act of 1933, as amended, and (B) certifies that (1) it is not an “affiliate” (as defined in Rule 405 under the Securities Act, as amended) of ViRexx Medical Corp., (2) the offer of such securities was not made to a person in the United States and either (a) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believe that the buyer was outside the United States or (b) the transaction was executed on or through the facilities of The Toronto Stock Exchange and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States and (3) neither the seller nor any person acting on its behalf engaged in any directed selling efforts in connection with the offer and sale of such securities. Terms used herein have the meanings given to them by Regulation S.”;

If the Securities are being sold under Rule 144 of the U.S. Securities Act, the legend may be removed by delivery to Olympia Trust Company an opinion of counsel of recognized standing and reasonably satisfactory to the Corporation, to the effect that such legend is no longer required tinder the U.S. Securities Act or state securities laws;

f)
has received a copy of the Offering Documents and has been afforded the opportunity (i) to ask such questions as it deemed necessary of, and to receive answers from, representatives of the Corporation concerning the terms and conditions of the offering of the Securities and (ii) to obtain such additional information which the Corporation possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy and completeness of the information contained in the Offering Documents and that the U.S. Purchaser considered necessary in connection with its decision to invest in the Securities;

g)	acknowledges that it is not purchasing the Securities as a result of any General Solicitation or General Advertising; and

h)
understands and acknowledges that the Corporation (i) is under no obligation to be or to remain a Foreign Issuer, (ii) may not, at the time the Securities are resold by such U.S. Purchaser or at any other time, be a Foreign Issuer, and (iii) may engage in one or more transactions which could cause the Corporation not to be a Foreign Issuer. If the Corporation is not a Foreign Issuer at the time of any resale pursuant to Rule 904 of Regulation 5, the certificate delivered to the buyer may continue to bear the legend contained in paragraph e) above.

4.
At the closing, Canaccord Capital Corporation, together with the U.S. Placement Agent, will provide a certificate, substantially in the form of Exhibit 1 to this Annex A, relating to the manner of the offer and sale of the Securities in the United States.

5.	The Corporation represents that it is a foreign issuer with no substantial US market interest.

EXHIBIT 1 TO SCHEDULE “B”

FORM OF AGENTS’ CERTIFICATE

In connection with the offering of Units (the “Securities”) of ViRexx Medical Corp. (the “Corporation”) with one or more U.S. institutional accredited investors (the “U.S. Purchasers”) pursuant to a subscription agreement, dated as of April  ●, 2004, Canaccord Capital Corporation (the “Agent”) referred to in the Agency Agreement, dated March 26, 2004, between the Corporation and the Agent (the “Agency Agreement”) and its U.S. affiliate who has signed below in its capacity as placement agent in the United States for the Agent (the “U.S. Placement Agent”), do hereby certify that:

a)
the U.S. Placement Agent is a duly registered broker-dealer with the United States Securities and Exchange Commission and is a member of, and in good standing with, the National Association of Securities Dealers, Inc. on the date hereof,

b)	all offers and sales of the Securities in the United States have been effected by the U.S. Placement Agent in accordance with all U.S. broker-dealer requirements applicable to the Agent;

c)
all offers and sales of the Securities in the United States were made to accredited investors, within the meaning of Rule 50 1(a) under the United States Securities Act of 1933, as amended (“Accredited Investors”);

d)
in connection with offers and sales of the Securities in the United States, no written material has been used or will be used, other than the Circular together with a United States covering memorandum relating to the offering in the United States (all such documents, the “Offering Documents”), and each offeree of the Securities in the United States has been sent a copy of each of the Offering Documents;

e)
immediately prior to transmitting the Offering Documents to such offerees, we had reasonable grounds to believe and did believe that each offeree was an Accredited Investor, and, on the date hereof, we continue to believe that each U.S. Purchaser is an Accredited Investor;

f)
neither we nor our representatives have utilized, and neither we nor our representatives will utilize, any form of general solicitation or general advertising (as those terms are used in Regulation D under the U.S. Securities Act);

g)
prior to any sale of Securities in the United States, we caused each U.S. Purchaser to execute a subscription agreement containing representations, warranties and agreements to the Corporation [substantially similar to those set forth as an appendix to the US subscription agreement attached as Schedule 13 to the Agency Agreement]; and

h)
neither we, nor any of our affiliates have taken or will take any action which would constitute a violation of Regulation M of the SEC under the United States Securities Exchange Act of 1934, as amended.

Terms used m this certificate have the meanings given to them in the Agency Agreement unless otherwise defined herein.

Dated: _______________________

CANACCORD CAPITAL CORPORATION		CANACCORD CAPITAL CORPORATION (USA) INC.

By:		By:
	Name: ● Title: ●		Name: ● Title: ●

SCHEDULE “C”

DESCRIPTION OF CAPITAL WEST DOCUMENTS

The Capital West Documents consist of a private placement agreement and a general security both dated September 20, 2002 which were entered into with Capital West Securities Ltd. (“Capital West”) to reflect the terms of a loan in the sum of five hundred thousand dollars ($500,000). The Capital West Documents contain a right of conversion into common shares of ViRexx Research Inc. at a conversion price of:

a)	fifty cents ($0.50) per share, which right is exercisable at any time prior to payout or expiry; or

b)
if the price at which shares of ViRexx Research Inc. are offered to the public on an Initial Public Offering or on a Qualifying Transaction is less than ninety-five cents ($0.95), then such price per share as represents fifty percent (50%) of such offered price.

The Capital West Documents also provide for options exercisable to purchase such number of common shares in the capital of ViRexx Research Inc. at a price per share of fifty cents ($0.50), as is equal to one common share for each one dollar ($1.00) advanced pursuant to the Capital West Documents. These options expire on the earlier of October 31, 2003 and the day before an Initial Public Offering or a Qualifying Transaction (as defined in the Capital West Documents) is formally approved by the shareholders of ViRexx Research Inc. ViRexx Research Inc. intends to repay in full, prior to the Effective Date, four hundred fifty thousand dollars ($450,000) of principal plus accrued interest on such amount, of the debt secured by the general security agreement. The remaining fifty thousand dollars ($50,000) in principal plus interest accrued thereon were converted to ViRexx Research Inc. shares prior to the Amalgamation at $0.422 per share an additional warrant will be issued to these creditors.

SCHEDULE “D”

OPINION OF PARLEE MCLAWS LLP

1.	the Corporation has been duly amalgamated and is validly existing under the Business Corporations Act (Alberta);

2.	the Corporation has the corporate power and authority to own, lease and operate its property and assets and to conduct its business, the whole as described in the Prospectus;

3.
the Corporation has an authorized share capital as set forth under “Description of Share Capital” in the Prospectus, of which, prior to the sale of the Offered Units, the only issued and outstanding shares were ten million six hundred thousand (10,600,000) Common Shares, which conform, in all material respects, to the description of the share capital of the Corporation contained under “Description of Share Capital” of the Prospectus. The Corporation has five million (5,000,000) Special Warrants, outstanding as of the date hereof, each such warrant granting the holder thereof a right to receive one Common Share and one Series A Warrant of the capital of the Corporation. The Corporation has also granted five hundred thousand (500,000) Broker Warrants;

4.	all of the Common Shares issued by the Corporation have been duly authorised and validly issued as fully paid and non- assessable;

5.
the Corporation has the corporate power and authority to create, issue, sell and deliver the Units, the Agent’s Warrants and the Corporate Finance Fee Shares and the issuance of the Underlying Securities and all have been duly authorized by all necessary corporate action on the part of the Corporation and, on receipt of payment in full therefor, the Common Shares underlying the Series B Warrants and the Agent’s Shares issuable upon the exercise of the Agent’s Option shall be validly issued and outstanding as fully paid and non-assessable;

6.
the Documents have been duly authorized, executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation, enforceable against it in accordance with its terms;

7.
the execution and delivery by the Corporation of the Documents the compliance by the Corporation with the provisions thereof and the consummation of the transactions therein contemplated will not conflict with or result in a breach or violation of (i) any of the constating documents or by-laws of the Corporation (ii) any resolutions of the directors or the shareholders of the Corporation (iii) to our knowledge, any agreement to which the Corporation is party or by which it is bound;

8.
each of the Preliminary Prospectus and the Prospectus and the filing thereof under the Securities Laws has been duly approved by the Board of Directors of the Corporation and each of the Preliminary Prospectus and the Prospectus has been duly executed pursuant to such approval in the name of the Corporation by duly authorized directors and officers of the Corporation;

9.
the Exchange has conditionally approved the listing of the Common Shares forming part of the Units and the Agent’s Shares and of the Corporate Finance Fee Shares, subject to the Corporation fulfilling all of the requirements of the Exchange on or before , 2004;

10.
the certificates representing the Common Shares and the Series B Warrants have been duly executed by the Corporation and Olympia Trust Company, as registrar and transfer agent of the Common Shares and duly delivered by the Corporation; the Board of Directors of the Corporation has duly approved the form and terms of the share certificates and such certificates comply with all legal requirements applicable thereto under the Business Corporations Act (Alberta) and the regulations of the Exchange;

11.	Olympia Trust Company, at its principal offices in Edmonton, has been duly appointed transfer agent and registrar for the Common Shares, the Series A Warrants and the Series B Warrants;

12.
all approvals, permits, exemptions, consents, orders and authorizations have been obtained and all documents have been filed and all requisite proceedings have been taken under the Securities Laws to qualify the distribution of the Underlying Securities in each of the Qualifying Jurisdictions and to permit the distribution of the Underlying Securities in each Qualifying Jurisdictions through investment dealers or brokers registered under the applicable laws of each such Qualifying Jurisdictions who have complied with all the relevant provisions of such applicable legislation;

13.
no filing, proceeding, approval, consent or authorization is required to be made, taken or obtained pursuant to the securities laws of the Qualifying Jurisdictions to permit the issuance by the Corporation of the Agent’s Shares upon the due exercise of the Agent’s Warrants;

14.
the first trade in the Agent’s Shares issuable upon the due exercise of the Agent’s Warrants shall not be subject to the prospectus requirements of the securities laws of the Qualifying Jurisdictions, and no further filings approvals, consents or authorizations are required under the securities laws of the Qualifying Jurisdictions for such first trade through investment dealers or brokers registered under the securities laws of the Qualifying Jurisdictions who have complied with all the relevant provisions of such applicable laws;

15.
the Corporation is duly qualified as a corporation to do business under the laws of each jurisdiction in which the nature of its business or the property owned or leased by it makes such qualification necessary; and

16.
there is not, to our knowledge, any action, suit or proceeding pending or threatened before any court, governmental agency or body, to which the Corporation or any of its Predecessors is a party or of which its property is subject, which might, if resolved unfavourably, have a material adverse effect on the condition (financial or other), business, prospects, affairs, management, financial position, shareholders’ equity or results of operation of the Corporation, or which might have a material adverse effect on the property or assets of the Corporation.